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                            United Cites Gas Company


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                      URGENT FEDERAL EXPRESS INSTRUCTIONS
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November 7, 1996

Dear Shareholder:

In order to assure that your latest dated proxy is tabulated, please take time to sign and date management's enclosed WHITE PROXY CARD and Federal Express it back to our proxy solicitor, Corporate Investor Communications, Inc., in the prepaid return FedEX envelope.

You can arrange for your proxy to be picked up by Federal Express simply by calling (800) 463-3339, and telling the operator your address and the time you would like them to pick it up.

You must arrange for pick up no later than 5:00 PM on Monday, November 11, 1996. It is critical to the success of the merger between Atmos Energy and Unted Cities that we receive your latest dated proxy.

Thank you for your support and cooperation.


United Cities Gas Company


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                                     [LOGO]
                            United Cites Gas Company


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                                IMPORTANT NOTICE
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November 1, 1996

Dear Shareholder,

As you are aware by now, Southern Union has launched a self-serving campaign attempting to derail the proposed merger of United Cities Gas Company and Atmos Energy Corporation at the Special Meeting of Shareholders scheduled to be held on November 12, 1996.

The Board of Directors of United Cities urges you to ignore any proxy solicitation materials you receive from Southern Union. DO NOT RETURN SOUTHERN UNION'S PROXY CARD. Instead, please VOTE ALL WHITE PROXY CARDS sent to you by United Cities. If you have previously voted a white proxy card, we appreciate your support and ask that you be patient during this critical time and please continue to vote all WHITE PROXY CARDS as you receive them.

                WHY IS SOUTHERN UNION TRYING TO CONVINCE YOU TO
         VOTE AGAINST A MERGER AGREEMENT THAT IS IN YOUR BEST INTERESTS?

The company resulting from the combination of Atmos and United Cities would be well-positioned to compete with Southern Union on the acquisition of properties and other business opportunities. In addition, Southern Union claims in its preliminary proxy materials that is has had an interest in acquiring United Cities. Your management believes that Southern Union's sole purpose in launching its campaign is to break up or weaken a transaction that it perceives is a threat to its self-interest.

                         HOW WILL SOUTHERN UNION TRY TO
          CONVINCE YOU THAT THE MERGER IS NOT IN YOUR BEST INTERESTS?

Southern Union will claim that your Board of Directors did not act in your best interests. They will imply that this deal is inferior and less than what you deserve. And finally, they will attempt to discredit your Board of Directors. Let's look at the facts:

     (i) The merger consideration represents a 52.2% premium at the time of the announcement of the merger.

     (ii) While Southern Union claims it tried to discuss a possible transaction with United Cities - a claim denied by United Cities in the context of ongoing litigation between the parties - more than three months have passed since the announcement of this Merger, and no one, including Southern Union, has come forward with any alternative proposal.

     (iii)Southern Union criticizes the employment arrangements of your management in connection with the merger. The fact is, it was a condition to the merger agreement that your management waive certain retirement benefits with a value several times in excess of what will be received in exchange for these waivers.


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             EXERCISING DISSENTERS' RIGHTS POSES SIGNIFICANT RISKS,
         AND COULD HELP SOUTHERN UNION'S EFFORTS TO DERAIL THIS MERGER.

Southern Union will attempt to influence shareholders to exercise dissenters' rights. There are no guarantees that more money will be received in an appraisal proceeding. And you may be subject to tax liabilities on the excess of the amount of cash received in an appraisal proceeding, unlike the Merger consideration, the receipt of which is intended to have no tax liability on the shareholders.

              PLEASE REMEMBER, SUPPORTING SOUTHERN UNION'S EFFORTS
         TO DERAIL THE MERGER WITH ATMOS WILL BE IN ITS BEST INTERESTS,
                                   NOT YOURS!

If you have any further questions,  please call our proxy solicitor toll-free at
(888) 868-3347.

Sincerely,


Gene C. Koonce
Chairman of the Board, President and
Chief Executive Officer


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                              EXTREMELY IMPORTANT

     Please vote FOR the proposed merger between United Cities Gas Company and Atmos Energy Corporation by SIGNING, DATING and MAILING the enclosed WHITE PROXY CARD today in the postage paid envelope provided. Only the latest dated proxy counts.

     We urge you not to return any Proxy Cards sent to you by Southern Union Company. If you accidentally vote a later dated card sent to you by Southern Union, please sign and date a new WHITE PROXY CARD or call us for assistance. If your shares are held with a brokerage firm, your broker cannot vote your shares unless he receives your specific instructions.

     If you have any questions about how to vote your shares, please call our proxy solicitor toll-free at:

                    Corporate Investor Communications, Inc.
                               111 Commerce Road
                              Carlstadt, NJ 07072
                                 (888) 868-3347

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